EXHIBIT 99.3

For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

CARROLS CORPORATION REPORTS FIRST QUARTER 2003 RESULTS

SYRACUSE, NEW YORK (May 19, 2003) – Carrols Corporation reported that revenues for the first quarter ended March 31, 2003 were $152.2 million compared to $157.8 million in 2002 and that it had a net loss of $935,000 compared to net income of $736,000 in the first quarter of last year. The Company indicated that EBITDA (earnings before interest, income taxes, depreciation and amortization) was $14.8 million for the first quarter of 2003 compared to $18.1 million in the prior year.

Carrols also reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased to $68.3 million from $67.3 million in the first quarter of 2002, and that EBITDA was $9.7 million compared to $10.6 million in 2002. Sales from the Company’s Burger King restaurants were $83.9 million in the first quarter compared to $90.5 million in 2002, and EBITDA was $5.1 million compared to $7.5 million in the prior year.

Alan Vituli, Chairman and CEO of Carrols stated, “The first quarter was very challenging for us in light of the overall operating environment. Comparisons to last year were made even more difficult by the particularly solid results posted in the first quarter of 2002 for our Burger King operations. In 2003, financial results at all three of our brands have been negatively impacted by the generally soft economic conditions affecting the entire industry, the effects from the war, as well as by extremely poor weather in a number of the markets in which we operate.”

“Sales for our Burger King business decreased in the first quarter of 2003 reflecting the decline in our comparable unit sales of 7.3%. The competitive environment remained difficult for our Burger King operations with the continuation of heavy discounting early in the year by both Burger King and McDonald’s. This was compounded by severe weather, particularly in our Northeast markets, which negatively impacted customer traffic. In addition, results for the first half of last year were particularly good due to milder weather, the introduction of several new products and lower levels of promotional discounting. We are, however, diligently attempting to minimize the effect of these factors through strict controls over food, labor and other operating costs and renewed levels of advertising in light of the reduced media coverage of events in Iraq.”

With regard to the Company’s Hispanic brands, overall sales increased modestly due to the effect of eleven new stores opened since the end of the first quarter of 2002. For Pollo Tropical, Carrols’ quick-casual Latin concept, sales increased 6.9% from $24.8 million in 2002 to $26.5 million and reflected five new restaurants opened over the past year. Comparable unit sales improved for Pollo Tropical due to the introduction of a new pork rib product in 2003, however, the increase of .5% was somewhat negatively impacted by the cannibalizing effect of new stores and continued softness in the Orlando market. For Taco Cabana, Carrols’ quick-casual Mexican concept, sales were $41.5 million in the quarter compared to $42.1 million in 2002. Sales increases from its six new stores opened since the first quarter of 2002 were offset by a 4.3% decline in comparable restaurant sales.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Pollo Tropical EBITDA increased from $5.0 million in the first quarter of 2002 to $5.2 million. Taco Cabana EBITDA was $4.6 million in the first quarter of 2003 compared to $5.6 million last year and declined despite both lower food and labor costs due to the decrease in comparable store sales.

Vituli concluded, “The second quarter remains under pressure in part due to new product introductions in 2002 for Burger King, which resulted in a 4.9% comparable increase. Comparative unit sales at Taco Cabana will also be challenging given the fact that the comparable unit sales were up 3.2% in the second quarter of 2002. Our investment in technology and people, however, has really shown its worth in this challenging environment for restaurant companies. Cost controls, low employee turnover and a concerted effort to exceed customer expectations have all contributed to the relative stability of Carrols’ business.”

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 531 restaurants in 16 states. It’s the largest franchisee of Burger King restaurants with 355 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 117 Taco Cabana restaurants in Texas and Oklahoma, and franchises 10 Taco Cabana restaurants. Carrols also owns and operates 59 Pollo Tropical restaurants in South and Central Florida, and franchises 24 Pollo Tropical restaurants in Puerto Rico (19 units), Ecuador, Aruba and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

This release will be followed by an investor conference call on Tuesday May 20, 2003 at 10:00 a.m. EST. To participate in the conference call, please dial (800) 283-1693 at least 10 minutes before the call (or 703-736-7227 for international callers). A replay of the conference call will be available through May 27, 2003, by dialing (888) 266-2081 (or 703-925-2533 for international callers). The Access Code is 148534 for the replay.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Thirteen Weeks Ended March 31,
	2003	2002
Revenues:
Burger King restaurants	$83,942	$90,509
Pollo Tropical restaurants	26,490	24,785
Taco Cabana restaurants	41,470	42,143
Franchise royalty revenue and fees	338	370

Total revenues	152,240	157,807

Cost of sales	42,434	43,853
Restaurant wages and related expenses	47,044	47,588
Other restaurant operating expenses	38,703	38,624
General and administrative	9,274	9,601
Depreciation and amortization	9,767	9,919

Total operating expenses	147,222	149,585

Income from operations	5,018	8,222

Interest expense	6,525	7,031

Income (loss) before income taxes	(1,507)	1,191

Provision (benefit) for income taxes	(572)	455

Net income (loss)	$(935)	$736

EBITDA (1) by Operating Segment:
Burger King	$5,050	$7,496
Pollo Tropical	5,156	5,049
Taco Cabana	4,579	5,596

Total	$14,785	$18,141

Total long-term debt at end of quarter (2)	$355,934	$373,038

(1)	Earnings before interest, income taxes, depreciation and amortization.
(2)	Outstanding debt at March 31, 2003 includes $170.0 million of subordinated notes due 2008, $182.7 million outstanding under the Company’s senior credit facility and $3.2 million related to capital leases and other long-term debt.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator for measuring the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of EBITDA to net income (loss) for the quarters ended March 31, 2003 and 2002 is as follows:

	2003	2002
EBITDA	$14,785	$18,141
Less: Depreciation and amortization expense	9,767	9,919
Interest expense	6,525	7,031
Provision (benefit) for income taxes	(572)	455

Net income (loss)	$(935)	$736

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Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616